Exhibit 10.1

NON-REDEMPTION AND PUT OPTION AGREEMENT

This Non-Redemption Agreement (this “Agreement”) is entered as of December 30, 2024, by and among BurTech Acquisition Corp., a Delaware corporation (the “Company”), Blaize, Inc., a Delaware corporation (“Blaize”), BurTech LP LLC, a Delaware limited liability company and the Company’s sponsor (“BurTech”), and the undersigned investor (the “Investor”).

RECITALS

WHEREAS, the Company and Blaize have entered into that certain Agreement and Plan of Merger, dated as of December 22, 2023, with BurTech Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and for the limited purposes set forth therein, Burkhan Capital LLC, a Delaware limited liability company (as amended on April 22, 2024, October 24, 2024 and November 21, 2024, and as may be further amended and/or restated, the “Merger Agreement”), and certain ancillary agreements thereto (each as amended), pursuant to which Merger Sub will merge with and into Blaize, with Blaize surviving the merger as a wholly owned subsidiary of the Company (the “Merger”), and the Company will change its name to “Blaize Holdings, Inc.” (“New Blaize”) (the Merger and the other transactions contemplated by the Merger Agreement and the ancillary agreements thereto, collectively, the “Business Combination”), and the shares of common stock, $0.0001 par value, of New Blaize (the “Blaize Shares”) will be listed on Nasdaq after the closing (the “Closing”) of the Business Combination pursuant to the terms of the Merger Agreement;

WHEREAS, on December 23, 2024 at a special meeting of stockholders (such scheduled meeting, including any duly approved adjournment thereof, the “Meeting”) for the purpose of seeking stockholder approval of, among other things, the consummation of the Business Combination pursuant to the terms of the Merger Agreement and in accordance with the Company’s Second Amended and Restated Certificate of Incorporation, as amended (the “Charter”), the stockholders approved the proposals presented at the Meeting relating to the Business Combination;

WHEREAS, the Charter provides that a stockholder of the Company may redeem its shares of Class A common stock, par value $0.0001 per share, of the Company (the “Public Shares”), initially sold as part of the units in the Company’s initial public offering (whether such shares were purchased in the initial public offering or thereafter in the open market) in connection with the Meeting to approve the Business Combination, on the terms set forth in the Charter (“Redemption Rights”);

WHEREAS, the Investor has, following the redemption deadline for the exercise of Redemption Rights in connection with the Meeting (the “Redemption Deadline”), reversed the redemption election on its shares (all such Public Shares not redeemed by the Investor prior to the Closing, the “Investor Shares”). If Investor had redeemed the Investor Shares, Investor would have received for each Investor Share the Redemption Price (the “Redemption Price”) as defined in Section 9.2(a) of the Charter, for an aggregate redemption price of up to $[__] (the “Maximum Aggregate Purchase Price”);

WHEREAS, the Company, Blaize and the Investor shall enter into a funds escrow/collateral agreement with Continental Stock Transfer & Trust Company, the Company’s trustee to its Trust Account (as defined below) and acting as escrow agent in connection with this Agreement (“CST” or the “Escrow Agent”), in the form attached hereto as Exhibit A (the “Funds Escrow/Collateral Agreement”), pursuant to which the Company shall place into a funds escrow account established at CST pursuant to the Funds Escrow/Collateral Agreement (the “Funds Escrow/Collateral Account”), an amount of funds equal to the maximum redemption amount that would be due to the Investor, had Investor redeemed the Investor Shares in connection with the Closing, which amount shall be equal to the product of (i) the Redemption Price multiplied by (ii) the number of Investor Shares (the “Maximum Redemption Amount”);

WHEREAS, the Company, Blaize and the Investor shall enter into a share escrow agreement with the Escrow Agent, in the form attached hereto as Exhibit B (the “Share Escrow Agreement”), pursuant to which the Investor shall place into a share escrow account established at CST pursuant to the Share Escrow Agreement (the “Share Escrow Account”) the Investor Shares, all of which shares shall be converted into and exchanged for Blaize Shares at the Closing on a one-for-one basis and shall be freely tradeable subject to any applicable limitations under Rule 144 promulgated under the Securities Act of 1933, as amended, in accordance with the terms of the Merger Agreement (such Blaize Shares reserved for issuance in exchange for the Investor Shares, the “Reserved Blaize Shares”, and all of such shares held in the Share Escrow Account as of a certain date during the Put Period (as defined below), the “Puttable Shares”). For the avoidance of doubt, the Puttable Shares shall include only Reserved Blaize Shares, and shall exclude any Blaize Shares acquired by Investor from the secondary market after the Closing of the Business Combination;

WHEREAS, during the Put Period, the Investor shall have the right to put any portion of the unsold Puttable Shares to the Company (the “Put Option”) at an aggregate exercise price (the “Put Price”) equal to the product of (a) the sum of (i) the Redemption Price plus (ii) the Guaranteed Return Per Share (as defined below) (the sum of (i) and (ii), the “Put Price Per Share”), multiplied by (b) the number of Puttable Shares submitted for the exercise;

WHEREAS, the Company shall pay to the Investor in cash, at any time the Investor sells Reserved Blaize Shares in the market, and the Company and BurTech, as applicable, shall pay to the Investor in cash at any time the Investor exercises the Put Option, a guaranteed return of $1.50 per Reserved Blaize Share subject to such sale or exercise (the “Guaranteed Return Per Share”), so long as the price per Blaize Share on the date of such sale or exercise is less than the Put Price Per Share. If the Blaize Shares trade at or above $13.00 per share for twenty (20) trading days within any thirty (30) consecutive trading day period, the Put Option shall automatically terminate and the Reserved Blaize Shares held in the Share Escrow Account shall be distributed back to the Investor in accordance with the Share Escrow Agreement. The aggregate Guaranteed Return Per Share, based on [_____] Reserved Blaize Shares, is a cash amount equal to $[______________] (the “Guaranteed Return”);

WHEREAS, New Blaize shall issue a promissory note for the benefit of the Investor in the principal amount equal to the Guaranteed Return (“Guarantee Note”), provided that the principal amount of the Guarantee Note will be reduced by the Guaranteed Return Per Share due to Investor pursuant to this Agreement. The Guarantee Note shall be secured by the Puttable Shares (the “Note Collateral”), which shall be distributed to the Investor in the event of any default under the Guarantee Note, in accordance with the terms of this Agreement, the Guarantee Note and the Share Escrow Agreement;

WHEREAS, in the case of the exercise of the Put Option, the Guaranteed Return shall be paid by the Company or BurTech in the form of the BurTech Payment, as applicable, as set forth in Section 4 of this Agreement;

WHEREAS, the Investor shall have the right, at any time or from time to time beginning on the first business day after the Closing, to sell the Reserved Blaize Shares at a price of no less than $11.50 per share (the “Floor Price,” which Floor Price may from time to time be adjusted downward by the Company in its sole discretion upon notice thereof to the Investor and may subsequently be increased by the Company up to $11.50 per share; provided that such Floor Price will be automatically adjusted if the Investor does not sell 50% of its Puttable Shares within 60 days of this Agreement, whereby the Floor Price will be reduced to 90% of the preceding 10-day volume weighted average price or “VWAP” per Blaize Share, which adjustment shall be done on a fortnightly basis until the end of the Put Period; provided, further, that notwithstanding such automatic adjustment, in no event shall the Floor Price be lower than $4.00 per Puttable Share without the written consent of the Company), and the Investor shall no later than the first business day thereafter provide a Sales Notice (as defined below) specifying the number of Reserved Blaize Shares sold, and the price at which such shares were sold, and such shares shall within one business day following delivery of the Sales Notice be released from the Share Escrow Account and distributed in accordance with the Share Escrow Agreement; and

WHEREAS, upon the release of any Reserved Blaize Shares to the Investor from the Share Escrow Account, funds shall be released to Blaize from the Funds Escrow/Collateral Account in an amount calculated pursuant to Section 3 of this Agreement so long as there remains in the Funds Escrow/Collateral Account an amount equal to the product of the Put Price Per Share and the number of Puttable Shares.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Investor, the Company and Blaize hereby agree as follows:

1.             Terms of Non-Redemption.

(a)       No Redemption. Investor hereby irrevocably and unconditionally agrees not to redeem, elect to redeem or tender or submit any of the Investor Shares, and the Investor shall promptly following the Closing place all of the Investor Shares (which shares shall be exchanged for the Reserved Blaize Shares at the Closing in accordance with the terms of the Merger Agreement) into the Share Escrow Account as provided in Section 1(c). For the avoidance of doubt, nothing in this Agreement shall restrict or prohibit Investor’s ability, in each case in its discretion, to (i) redeem any Public Shares that are not Investor Shares or (ii) sell or otherwise dispose of any Public Shares that are not Investor Shares.

(b)       Ownership Limit. At no time shall the Investor hold Investor Shares that would make its beneficial ownership in the Company in excess of 9.9% of the total number of the Public Shares (the “Company Ownership Limit”), that will remain outstanding after giving effect to the exercise of Redemption Rights in connection with the Meeting, including those Public Shares subject to non-redemption agreements with other Company stockholders similar to this Agreement on or about the date of the Meeting, nor after the Closing of the Business Combination, shall Investor hold Blaize Shares that would make its beneficial ownership holdings in New Blaize in excess of 9.9% of the total number of Blaize Shares issued and outstanding (the “Blaize Ownership Limit”). In the event that the number of Investor Shares exceeds the Company Ownership Limit, the Company shall repurchase a number of Investor Shares in exchange for the Redemption Price such that the number of Investor Shares is below the Company Ownership Limit, with payment for such Investor Share to be made at the Closing of the Business Combination. In the event that the number of Blaize Shares held by the Investor exceeds the Blaize Ownership Limit, the Company shall repurchase a number of Blaize Shares in exchange for the Redemption Price such that the number of Blaize Shares is below the Blaize Ownership Limit.

(c)       Delivery of Investor Shares. The Investor shall promptly following the Closing cause delivery to CST of the Investor Shares, which shall be held in the Share Escrow Account for the benefit of Investor (or as instructed by Investor by separate instruction and pursuant to the Share Escrow Agreement), and the Company shall deliver to CST at the Closing an instruction letter executed by the Company and the Investor (the “Investor Share Instruction Letter”) pursuant to which the Reserved Blaize Shares shall be reserved in book entry form on behalf of the Investor, in order for the Investor to be eligible to receive Reserved Blaize Shares as a result of the Business Combination as provided for in this Agreement.

(d)       Redemption Information. The Company agrees to provide Investor with information stating (i) the number of Public Shares elected to be redeemed pursuant to the exercise of Redemption Rights in connection with the Meeting, (ii) the number of Public Shares that will remain outstanding after the Company has effectuated such redemptions, and (iii) the resultant calculation of the definitive number of Public Shares that constitute the Investor Shares for purposes of this Agreement, in each case no later than 9:00 a.m. New York time on the first business day following the date of the Meeting, which time shall be prior to the Company effectuating any redemptions made in connection with the Meeting.

(e)       Further Assurances. The parties to this Agreement agree to execute, acknowledge and deliver such further instruments and to do all such other acts, as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

2.             Other Documents.

(a)       Share Escrow Agreement. Concurrently with the entry into this Agreement, or as soon as practical thereafter, the Company, Blaize, the Investor and the Escrow Agent shall enter into the Share Escrow Agreement, the form of which is attached hereto as Exhibit A, pursuant to which the Investor Shares shall be held in escrow (and exchanged for the Reserved Blaize Shares at the Closing) until released in accordance with this Agreement.

(b)       Funds Escrow/Collateral Agreement. Concurrently with the entry into this Agreement, or as soon as practical thereafter, the Company, Blaize, the Investor and the Escrow Agent shall enter into the Funds Escrow/Collateral Agreement, the form of which is attached hereto as Exhibit B, pursuant to which funds equal to the Maximum Redemption Amount shall be transferred from the Trust Account and deposited into the Funds Escrow/Collateral Account, to be held until such time that (i) the Investor exercises its Put Option or delivers a Sales Notice, or (ii) the termination of this Agreement in accordance with Section 5.

(c)       Promissory Note. New Blaize shall issue a promissory note to the Investor in the principal amount equal to the Guaranteed Return, a copy of which is attached hereto as Exhibit C (the “Guarantee Note”), provided that the principal amount of the Guarantee Note shall be reduced by an amount equal to the Guaranteed Return Per Share received by Investor in accordance with Section 3 and for each Blaize share for which the Put Option is exercised by the Investor in accordance with Section 4. The Guarantee Note shall be secured by the Puttable Shares (the “Note Collateral”), which shares shall, in the event of a default under the Guarantee Note, be released from the Share Escrow Account and distributed to the Investor in accordance with Section 4 and the terms of the Guarantee Note and the Share Escrow Agreement.

3.             Sale of Shares. Investor shall have the right, at any time or from time to time beginning on the first business day after the Closing, to sell the Reserved Blaize Shares at a price of no less than the Floor Price (as such Floor Price may be adjusted as set forth in the preamble), and the Investor shall be entitled to receive the proceeds from such sales. In the event that the Investor sells any Reserved Blaize Shares (i) it shall provide notice to the other parties hereto (the “Sales Notice,” a form of which is attached hereto) specifying the number of Reserved Blaize Shares sold (the “Terminated Shares”) and the sales price per share (the “Sales Price”), then the Company and the Investor will send a notice to the Escrow Agent (each, a “Release Notice”, which is attached to the Share Escrow Agreement) to release such Terminated Shares, (ii) the Escrow Agent shall, within one business day following delivery of a Release Notice, release the Terminated Shares from the Share Escrow Account to the brokerage account designated by the Investor, and (iii) the principal amount of the Guarantee Note shall be reduced by $1.50 per Terminated Share. In addition:

(a)       if the Sales Price is equal to the Put Price Per Share or more, the Escrow Agent shall release to the Company the product of (i) the Redemption Price and (ii) the Reserved Blaize Shares sold; and

(b)       if the Sales Price is less than the Put Price Per Share, the Escrow Agent shall:

    (i) release to the Investor an amount per Reserved Blaize Share sold equal to the Put Price Per Share minus the Sales Price (the “Investor Amount”), and

    (ii) release to the Company an amount per Reserved Blaize Share sold equal to the Redemption Price minus the Investor Amount.

(c)       Notwithstanding the foregoing, in connection with the sale of Reserved Blaize Shares by Investor pursuant to Section 3 hereof, no cash shall be released to the Company by the Escrow Agent from the Funds Escrow/Collateral Account in an amount that would cause the cash remaining in the Escrow/Collateral Account after the release of such cash to the Company to equal less than the product of (i) the Put Price Per Share and (ii) the number of remaining Puttable Shares in the Share Escrow Account.

(d)       In connection with the sale of Reserved Blaize Shares by Investor pursuant to Section 3 hereof, in the event that the quotient (such quotient, the “Excess Quotient”) of (x) the cash remaining in the Funds Escrow Account following the release by the Escrow Agent of cash from the Funds Escrow/Collateral Account to the Company pursuant to Section 3(a) or 3(b), as applicable, in connection with such sale divided by (y) the number of remaining Puttable Shares in the Share Escrow Account following the release of the Terminated Shares in connection with such sale exceeds the Put Price Per Share for such number of remaining Puttable Shares in the Share Escrow Account, the Escrow Agent shall release to the Company from the Funds Escrow/Collateral Account an amount of cash equal to the product of (x) the difference between ((i) the Excess Quotient and (ii) the Put Price Per Share) and (y) the number of such remaining Puttable Shares in the Share Escrow Account.

4.             Put Option. Investor shall have the right, exercisable at any time, and from time to time, beginning 90 days after the Closing of the Business Combination and ending 180 days after the Closing of the Business Combination (the “Put Period”), to demand that the Company repurchase any Reserved Blaize Shares that have not been sold pursuant to Section 3 or previously put to the Company pursuant to this Section 4. Such demand shall be exercisable by Investor by delivery of written notice (each, a “Put Notice,” a form of which is attached hereto) to New Blaize and the Escrow Agent specifying the date on which the closing of the Put Option exercise shall occur, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date of the Put Notice. The amount payable to the Investor per Puttable Share under this Section 4 shall be equal to the Put Price Per Share. On the date designated in the Put Notice, (i) the Escrow Agent will release the book entry representing the Reserved Blaize Shares for cancellation, (ii) the Escrow Agent shall release to the Investor from the Funds Escrow/Collateral Account an amount equal to the Redemption Price per Puttable Share subject to such Put Notice and (iii) the Company shall pay an amount equal to $1.50 per Puttable Share subject to such Put Notice (such payment, the “Guaranteed Return Payment”), with such payment to first be made with any funds remaining in the Funds Escrow/Collateral Account; provided, however, that in the event that the funds remaining in the Funds Escrow/Collateral Account are insufficient to pay in full the Guaranteed Return Payment, the difference (such amount, the “Difference”) on a per share basis between (x) the Guaranteed Return Payment and (y) the quotient of (A) the amount remaining in the Funds Escrow/Collateral Account divided by (B) the number of shares for which the Put Option is exercised, the Company will not be responsible for paying the Guaranteed Return Payment to the Investor in its entirety. Instead, BurTech shall pay to the Investor (such payment, the “BurTech Payment”) the Difference, and the Company shall pay to the Investor from the Funds Escrow/Collateral Account the remainder of the Guaranteed Return Payment (such amount, the “Proportional Payment”). In no event will the Company be responsible for payment to the Investor of the BurTech Payment or for any amount that exceeds the amount of the Company’s Proportional Payment. With respect to each Put Notice, upon the Investor receiving the Guaranteed Return Payment or the Proportional Payment from the Company, as applicable, pursuant to clause (iii) of the immediately preceding sentence, and notwithstanding a failure by BurTech to pay the BurTech Payment, the principal amount of the Guarantee Note shall be reduced by the amount of the Guaranteed Return Payment. If the Investor has elected to have only a portion of the Puttable Shares repurchased, the Company shall cause its book entry records for the Reserved Blaize Shares to be updated to reflect the repurchase of such portion of Puttable Shares. In the event the trading price of the Blaize Shares is below $1.50 for five (5) out of thirty (30) consecutive trading days (the “Triggering Event”), the Investor may elect to exercise its Put Option for all remaining Puttable Shares as of such date.

5.             Termination.

(a)       This Agreement and each of the obligations of the parties hereunder shall terminate on the earliest to occur of:

    (i)       the liquidation or dissolution of the Company;

    (ii)       the mutual written agreement of the parties hereto prior to the Closing;

    (iii)     the full exercise of the Put Option; or

    (iv)     the expiration of the Put Period.

(b)       Upon any termination of this Agreement pursuant to clauses (i) or (ii) of Section 5(a), the Investor Shares will be cancelled and the Investor shall receive the Maximum Redemption Amount in accordance with Investor’s rights as a public stockholder of the Company to receive the Redemption Price per redeemed Public Share.

(c)       Upon any termination of this Agreement pursuant to clause (iii) of Section 5(a), the Investor shall be paid the Redemption Price per Puttable Share in accordance with Section 4 hereof.

(d)       Upon any termination of this Agreement pursuant to clause (iv) of Section 5(a), (i) the Reserved Blaize Shares held in the Share Escrow Account shall be released to the Company for cancellation and (ii) funds from the Funds Escrow/Collateral Account in an amount equal to the Redemption Price per Reserved Blaize Share shall be released to the Investor.

(e)       Automatic Termination. This Agreement shall automatically terminate if the trading price per Blaize Share is equal to or greater than $13.00 for twenty (20) trading days within any thirty (30) consecutive trading day period, at which time (i) the Reserved Blaize Shares held in the Share Escrow Account shall be released to the Investor and (ii) all remaining funds in the Funds Escrow/Collateral Account shall be released to New Blaize.

6.             Representations and Warranties of Investor. Investor represents and warrants as follows:

(a)        (i) this Agreement has been duly executed and delivered by Investor and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Investor, enforceable against such Investor in accordance with the terms hereof (except as enforceability may be limited by applicable bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies); (ii) the execution and delivery of this Agreement by such Investor does not, and the performance by such Investor of his, her or its obligations hereunder will not, (a) if such Investor is not an individual, conflict with or result in a violation of the organizational documents of such Investor or (b) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract binding upon such Investor), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Investor of its, his or her obligations under this Agreement; (iii) such Investor has not entered into, and shall not enter into or otherwise amend, any contract or other agreement that would result in the restriction, limitation or interference with the performance of such Investor’s obligations hereunder; (iv) such Investor is the record and beneficial owner of all of its Investor Shares, and there exist no liens or any other limitation or restriction (including, any restriction on the right to vote, sell or otherwise dispose of such securities), other than pursuant to this Agreement, or any applicable securities laws; (v) such Investor is sophisticated in financial matters and is able to evaluate the risks and benefits of holding its Investor Shares; (vi) such Investor, in making the decision to not redeem its Investor Shares, has not relied upon any oral or written representations or assurances from the Company or any of its officers, directors or employees or any other representatives or agents of the Company other than as set forth in this Agreement and such Investor has had access to all of the filings made by the Company with the SEC; (vii) such Investor acknowledges that it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with such Investor’s own legal counsel, investment and tax advisors; (viii) such Investor is not relying on any statements or representations of the Company or any of its representatives or agents for legal, tax or investment advice with respect to this Agreement or the transactions contemplated by the Merger Agreement; (ix) there are no actions pending against such Investor or, to the knowledge of such Investor, threatened against such Investor, before (or, in the case of threatened actions, that would be before) any authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Investor of such Investor’s obligations under this Agreement; (x) no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with this Agreement or any of the respective transactions contemplated hereby, based upon arrangements made by the Investor; and (xi) such Investor nor, to the knowledge of such Investor, anyone related by blood, marriage or adoption to such Investor or any Person in which such Investor has a direct or indirect legal, contractual or beneficial ownership of 5% or more is party to, or has any rights with respect to or arising from, any contract or other agreement with the other parties hereto. “Person” shall mean any individual, firm, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

(b)       Non-U.S. Investor. If Investor is not a United States person (as defined by Section 7701(a)(30) of the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (collectively, the “Code”)), Investor hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any acquisition of Investor Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the acquisition of the Investor Shares, (ii) any foreign exchange restrictions applicable to such acquisition, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the acquisition, holding, redemption, sale, or transfer of the Investor Shares. Investor’s acquisition and payment for and continued beneficial ownership of the Investor Shares will not violate any applicable securities or other laws of Investor’s jurisdiction.

(c)       No Conflicts. The execution, delivery and performance of this Agreement and the consummation by the Investor of the transactions contemplated hereby do not violate, conflict with or constitute a default under (i) Investor’s organizational documents, (ii) any agreement or instrument to which Investor is a party or (iii) any law, statute, rule or regulation to which Investor is subject, or any order, judgment or decree to which Investor is subject, in the case of clauses (ii) and (iii), that would reasonably be expected to prevent Investor from fulfilling its obligations under this Agreement.

(d)       Acknowledgement. Investor (i) acknowledges that the other parties hereto may possess or have access to material non-public information which has not been communicated to Investor; (ii) hereby waives any and all claims, whether at law, in equity or otherwise, that he, she, or it may now have or may hereafter acquire, whether presently known or unknown, against any of the other parties hereto or any of their respective officers, directors, employees, agents, affiliates, subsidiaries, successors or assigns relating to any failure to disclose any non-public information in connection with the transactions contemplated by this Agreement, including without limitation, any such claims arising under the securities or other laws, rules and regulations, and (iii) is aware that the other parties hereto are relying on the foregoing acknowledgement and waiver in clauses (i) and (ii) above, respectively, in connection with the transactions contemplated by this Agreement.

(e)       Risk of Loss. Investor is aware that an investment in the Investor Shares and Blaize Shares is highly speculative and subject to substantial risks. Investor is cognizant of and understands the risks related to the acquisition of such securities.

7.             Trust Account Waiver. The Investor acknowledges that the Company is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving Blaize. The Investor further acknowledges that, as described in the Company’s prospectus relating to its initial public offering dated December 16, 2021 (the “Prospectus”) available at www.sec.gov, substantially all of the Company’s assets consist of the cash proceeds of its initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of the Company, its public stockholders and the underwriters of the Company’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its tax obligations (and up to $100,000 to pay dissolution expenses), the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of the Company entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Investor, on behalf of itself and its affiliates and representatives, notwithstanding anything to the contrary in this Agreement, hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account (or distributions therefrom to the Company’s public stockholders or to the underwriters of the Company’s initial public offering in respect of their deferred underwriting commissions held in the Trust Account (“Public Distributions”)), and agrees not to seek recourse against the Trust Account or Public Distributions for any reason whatsoever (regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability); provided, however, that nothing in this Section 7 shall be deemed to limit the Investor’s right, title, interest or claim to any monies held in the Trust Account by virtue of its record or beneficial ownership of Public Shares currently outstanding on the date hereof, pursuant to a validly exercised redemption right with respect to any such Public Shares, except to the extent that the Investor has otherwise agreed with the Company to not exercise such redemption right. The Investor agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Company and its affiliates to induce the Company to enter in this Agreement, and the Investor further intends and understands such waiver to be valid, binding and enforceable against the Investor and each of its affiliates and representatives under applicable law. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 7 shall survive the Closing or any termination of this Agreement and last indefinitely.

8.             No Short Selling Agreement. The Investor agrees that it shall not at any time prior to the termination of this Agreement directly or indirectly effect or agree to effect any short sale (as defined in Rule 200 under Regulation SHO under the Exchange Act), establish any “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act) with respect to Blaize Shares, borrow or pre-borrow any Blaize Shares, or grant any other right (including, without limitation, any put or call option) with respect to Blaize Shares or with respect to any security that includes, relates to or derives any significant part of its value from Blaize Shares or otherwise seek to hedge its position in Blaize Shares.

9.             Representations and Warranties of the Company and Blaize. The Company and Blaize each represents and warrants to, and agrees with, the Investor that:

(a)       Power and Authority. It was duly formed and is validly existing and in good standing under the laws of the State of Delaware and possesses all requisite company power and authority to enter into this Agreement and to perform all of the obligations required to be performed hereunder.

(b)       Authority. All corporate action on the part of the Company or Blaize, as the case may be, and its officers, directors and members necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations required pursuant hereto has been taken. This Agreement has been duly executed and delivered and (assuming due authorization, execution and delivery by Investor) constitutes the legal, valid and binding obligation of the Company or Blaize, as the case may be, enforceable against the Company or Blaize, as the case may be, in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by equitable principles of general application and except as enforcement of rights to indemnity and contribution may be limited by federal and state securities laws or principles of public policy.

(c)       No Conflicts. The execution, delivery and performance of this Agreement and the consummation by each of the Company and Blaize of the transactions contemplated hereby do not violate, conflict with or constitute a default under (i) its certificate of incorporation, (ii) any agreement or instrument to which the Company or Blaize, as the case may be, is a party or by which it is bound, including the Merger Agreement or (iii) any law, statute, rule or regulation to which the Company or Blaize is subject or any order, judgment or decree to which it is subject. Neither the Company or Blaize, as the case may be, is required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or self-regulatory entity in order for it to perform any of its obligations under this.

(d)       No General Solicitation. Each of the Company or Blaize, as the case may be, has not offered the transaction contemplated by this Agreement by means of any general solicitation or general advertising within the meaning of Regulation D of the Securities Act of 1933, as amended, including but not limited to any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

(e)       Brokers. No broker, finder or intermediary has been paid or is entitled to a fee or commission in connection with this Agreement nor is anyone entitled to or will accept any such fee or commission.

(f)       Closing Cash Condition. The Maximum Aggregate Purchase Price under this Agreement shall be included in the calculation of Available Acquiror Cash (as such term is defined in the Merger Agreement) pursuant to the terms of the Merger Agreement.

(g)       Backstop Agreement. The Backstop Amount (as such term is defined in the Backstop Agreement, dated April 22, 2024, among the Company, Blaize and BurTech LP LLC, a Delaware limited liability company and the Company’s sponsor (the “Sponsor”)) will be deemed to have been waived by the parties hereto.

10.           Miscellaneous.

(a)       Reliance on Representations and Warranties. Each of Blaize and the Company understands and acknowledges that Investor is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings set forth in this Agreement.

(b)       Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. The parties hereto hereby waive any right to a jury trial in connection with any litigation pursuant to this Agreement and the transactions contemplated hereby. With respect to any suit, action or proceeding relating to the transactions contemplated hereby, the undersigned irrevocably submit to the jurisdiction of the United States District Court or, if such court does not have jurisdiction, the New York state courts located in the Borough of Manhattan, State of New York, which submission shall be exclusive.

11.           Assignment; Entire Agreement; Amendment.

(a)       Assignment. Any assignment of this Agreement or any right, remedy, obligation or liability arising hereunder by any of the Company, Blaize or Investor shall require the prior written consent of the other party; provided, that no such consent shall be required for any such assignment to one or more affiliates of the assigning party.

(b)       Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter thereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them.

(c)       Amendment. Except as expressly provided in this Agreement, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

(d)       Binding upon Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and permitted assigns.

(e)       Notices. Unless otherwise provided herein, any notice or other communication to a party hereunder shall be sufficiently given if in writing and personally delivered or sent by facsimile or other electronic transmission with copy sent in another manner herein provided or sent by courier (which for all purposes of this Agreement shall include Federal Express or another recognized overnight courier) or mailed to said party by certified mail, return receipt requested, at its address provided for herein or such other address as either may designate for itself in such notice to the other. Communications shall be deemed to have been received when delivered personally, on the scheduled arrival date when sent by next day or 2nd-day courier service, or if sent by facsimile upon receipt of confirmation of transmittal or, if sent by mail, then three days after deposit in the mail. If given by electronic transmission, such notice shall be deemed to be delivered (A) if by electronic mail, when directed to an electronic mail address at which the party has provided to receive notice; and (B) if by any other form of electronic transmission, when directed to such party.

(f)       Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

12.           Survival; Severability.

(a)       Survival. The representations, warranties, covenants and agreements of the parties hereto shall survive the closing of the transactions contemplated hereby.

(b)       Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

(c)       Headings. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(d)       Disclosure; Waiver. As soon as practicable, but in no event later than one business day, after execution of this Agreement, the Company will file a Current Report on Form 8-K (the “Form 8-K”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), disclosing, to the extent not previously disclosed, (a) the material terms of this Agreement and (b) any other material non-public information that Blaize, the Company, or any Person acting on behalf of either has provided to Investor at any time prior to the filing of the Form 8-K. The parties to this Agreement shall cooperate with one another to assure that such disclosure is accurate. The Company agrees that the name of the Investor shall not be included in any public disclosures related to this Agreement unless required by applicable law, regulation or stock exchange rule. Investor (i) acknowledges that the Company may possess or have access to material non-public information which has not been communicated to the Investor; (ii) hereby waives any and all claims, whether at law, in equity or otherwise, that he, she, or it may now have or may hereafter acquire, whether presently known or unknown, against the Company or any of the Company’s officers, directors, employees, agents, affiliates, subsidiaries, successors or assigns relating to any failure to disclose any non-public information in connection with the transactions contemplated by this Agreement, including any potential business combination involving the Company, including without limitation, any claims arising under Rule 10-b(5) of the Exchange Act; and (iii) is aware that the Company and Blaize are relying on the truth of the representations set forth in Section 6 of this Agreement and the foregoing acknowledgement and waiver in this Section 12(d), in connection with the transactions contemplated by this Agreement. Blaize and the Company acknowledge and represent that upon the filing of the Form 8-K, Investor shall not be in possession of any material non-public information received from Blaize, the Company, or any Person acting on behalf of either.

(e)       Independent Nature of Rights and Obligations. Nothing contained herein, and no action taken by any party pursuant hereto, shall be deemed to constitute Investor, on the one hand, and the Company and Blaize, on the other hand, as, and the Company and Blaize acknowledge that Investor, on the one hand, and the Company and Blaize, on the other hand, do not so constitute, a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Investor, on the one hand, and the Company and Blaize, on the other hand, are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or any matters, and the Company and Blaize acknowledge that Investor, on the one hand, and the Company and Blaize, on the other hand, are not acting in concert or as a group, and the Company and Blaize shall not assert any such claim, with respect to such obligations or the transactions contemplated by this Agreement.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

INVESTMENT MANAGER ON BEHALF OF INVESTORS LISTED IN ANNEX A

By:
Name:

[Signature Page to Non-Redemption Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BLAIZE:

BLAIZE, INC.

By:
Name:
Title:

COMPANY:

BURTECH ACQUISITION CORP.

By:
Name:
Title:

BURTECH LP LLC.

By:
Name:
Title:

[Signature Page to Non-Redemption Agreement]

Annex A

Account	EIN	Address	Investor Shares	Reserved Blaize Shares

SALES NOTICE

Blaize Holdings, Inc.

[Address]

[Address]

DATE

Dear _______________

Reference is hereby made to that Non-Redemption and Put Option Agreement (the “Non-Redemption Agreement”) dated December [30], 2024, by and among BurTech Acquisition Corp., a Delaware corporation (the “Company”), Blaize, Inc., a Delaware corporation (“Blaize”), BurTech LP LLC, a Delaware limited liability company and the Company’s sponsor (“BurTech”), and the undersigned investor (the “Investor”). Capitalized terms used in this letter but not defined herein shall have the meanings ascribed to them in the Non-Redemption Agreement.

Pursuant to Section 3 of the Non-Redemption Agreement, Investor hereby gives this notice to the Company, Blaize and BurTech (the “Sales Notice”) that as of the date hereof, Investor has sold __________ Reserved Blaize Shares at a Sales Price of $_____ per share. Upon receipt of this Sales Notice, the Company shall immediately send (i) a notice to the Escrow Agent to pay Investor the Investor Amount pursuant to Section 3(b) of the Non-Redemption Agreement, if any, (ii) a notice to the Escrow Agent to pay the Company the amount due and payable to the Company pursuant to Sections 3(a) and 3(b) of the Non-Redemption Agreement, if any, and (iii) a Release Notice to the Escrow Agent to release the book entry of such Reserved Blaize Shares to Investor as set forth on Schedule A attached hereto.

INVESTOR

By:
Name:
Title:

Schedule A

RELEASE INSTRUCTIONS:

Name and Address of Transferee	Number of Reserved Blaize Shares on __________, 20__	Reserved Blaize Shares to be released by this Sales Notice	Balance
Name to Transferee		# of Shares sold (1)
Name to Transferee		# of Shares sold (2)

(1) – DWAC INSTRUCTIONS

(2) – DWAC INSTRUCTIONS

PUT NOTICE

Blaize Holdings, Inc.

[Address]

[Address]

DATE

Dear _______________

Reference is hereby made to that Non-Redemption and Put Option Agreement (the “Non-Redemption Agreement”) dated December [30], 2024, by and among BurTech Acquisition Corp., a Delaware corporation (the “Company”), Blaize, Inc., a Delaware corporation (“Blaize”), BurTech LP LLC, a Delaware limited liability company and the Company’s sponsor (“BurTech”), and the undersigned investor (the “Investor”). Capitalized terms used in this letter but not defined herein shall have the meanings ascribed to them in the Non-Redemption Agreement.

Pursuant to Section 4 of the Non-Redemption Agreement, Investor hereby gives this notice to New Blaize and the Escrow Agent (the “Put Notice”) that Investor is exercising its Put Option as of the date hereof for ____________ Reserved Blaize Shares (the “Put Shares”). Upon receipt of this Put Notice, New Blaize shall instruct the Escrow Agent to (i) release the book entry representing the Reserved Blaize Shares for cancellation, (ii) release to the Investor from the Funds Escrow/Collateral Account the amount equal to the Redemption Price per Put Share, and (iii) release any funds remaining in the Funds Escrow/Collateral Account to the Investor up to the amount of $1.50 for each Put Share; provided, however, that in the event that there is a Difference following the release of any funds remaining in the Funds Escrow/Collateral Account to the Investor, the Company will not be responsible for paying the Guaranteed Return Payment to the Investor in its entirety and BurTech shall pay the BurTech Payment, and the Escrow Agent shall release from the Funds Escrow/Collateral Account the Proportional Payment.

INVESTOR

By:
Name:
Title:

EXHIBIT A

FORM OF FUNDS ESCROW/COLLATERAL AGREEMENT

(attached)

EXHIBIT B

FORM OF SHARE ESCROW AGREEMENT

(attached)

EXHIBIT C

FORM OF GUARANTEE NOTE

(attached)